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                                                                 EXHIBIT 14(vii)

                   First Amendment to Participation Agreement

New England Life Insurance Company (formerly, New England Variable Life Insurance Company), Variable Insurance Products Fund II and Fidelity Distributors Corporation, hereby amend the Participation Agreement ("Agreement"), dated December 1, 1994 by and between New England Variable Life Insurance Company, Variable Insurance Products Fund II and Fidelity Distributors Corporation, by doing all of the following:

I.       Revising the recitals to indicate, wherever appropriate, that

         WHEREAS, New England Life Insurance Company ("Company"), a Massachusetts life insurance company, is the new name of New England Variable Life Insurance Company ("NEVLICO") following NEVLICO's redomestication as a Massachusetts life insurance company,

         WHEREAS, the variable life insurance and/or variable annuity products identified on Schedule A hereto ("Contracts") have been or will be registered by the Company under the Securities Act of 1933, unless such Contracts are exempt from registration thereunder; and

         WHEREAS, the Company has registered or will register the Separate Accounts identified on Schedule A as unit investment trusts under the 1940 Act, unless such Accounts are exempt from registration thereunder.

II.      Agreeing to the following additional terms:

         Effective as of the date ("Redomestication Date") that Company redomesticated as a Massachusetts life insurance company, Company, Fund and Underwriter each acknowledges that Company has retained all the rights and obligations stated with respect to NEVLICO under the Agreement. All references to Company in the Agreement subsequent to the Redomestication Date shall be to New England Life Insurance Company.

III.     Replacing section 2.1 in its entirety with the following:

         The Company represents and warrants that the Contracts are or will be registered under the 1933 Act or are exempt from registration thereunder; that the Contracts will be issued and sold in compliance in all material respects with all applicable Federal and State laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under applicable state insurance law and, unless exempt from registration thereunder, has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with

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         the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

IV.      Replacing section 2.5 in its entirety with the following:

                2.5. (a) With respect to Initial Class shares, the Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or otherwise, although it may make such payments in the future. The Fund has adopted a "no fee" or "defensive" Rule 12b-1 Plan under which it makes no payments for distribution expenses. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have a board of trustees, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

                           (b) With respect to Service Class shares and Service Class 2 shares, the Fund has adopted Rule 12b-1 Plans under which it makes payments to finance distribution expenses. The Fund represents and warrants that it has a board of trustees, a majority of whom are not interested persons of the Fund, which has formulated and approved each of its Rule 12b-1 Plans to finance distribution expenses of the Fund and that any changes to the Fund's Rule 12b-1 Plans will be approved by a similarly constituted board of trustees.

V.       Adding the following sentence to section 3.1:

         Wherever the term "prospectus" is used in this Agreement in relation to the Contracts or the Accounts, the term shall be deemed to include each prospectus, private offering memorandum or other disclosure document for the Contract or the Account.

VI.      Replacing section 4.6 in its entirety with the following:

         4.6. The Company will provide to the Fund at least one complete copy of all registration statements, Disclosure Documents, Statements of Additional Information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or each Account, contemporaneously with the filing of such document with the SEC or other regulatory authorities or, if a Contract and its associated Account are exempt from registration, at the time such documents are first published.

VII.     Replacing Schedule A with the Revised Schedule A, attached.

VIII.    Replacing Schedule B with the Revised Schedule B, attached.

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IX.      Revising ARTICLE XI. Notices to replace the Company information with the following:

         If to the Company:
                  501 Boylston Street
                  Boston, MA  02116
                  Attention:  Anne M. Goggin

         and

                  501 Boylston Street
                  Boston, MA  02116
                  Attention:  Habib Bokhari


IN WITNESS WHEREOF, each party has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of December 1st, 2000.


NEW ENGLAND LIFE INSURANCE COMPANY          VARIABLE INSURANCE PRODUCTS FUND II


By: /s/ ANNE M. GOGGIN                      By: /s/ ROBERT C. POZEN
    -------------------------------             --------------------------------
    Anne M. Goggin                              Robert C. Pozen
    Senior Vice President                       Senior Vice President

                                            FIDELITY DISTRIBUTORS CORPORATION


                                            By: /s/ KEVIN J. KELLY
                                                --------------------------------
                                                Kevin J. Kelly
                                                Vice President


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                                   SCHEDULE A

                       NEW ENGLAND LIFE INSURANCE COMPANY

                                    ACCOUNTS



                                                    Date of Resolution of Company's Board
Name of Account                                     Which Established the Account
---------------                                     -------------------------------------
New England Variable Life Separate Account          January 31, 1983

Diversified Separate Account                        November 11, 1996

Variable Life Separate Account P of New             February 1999
England Life Insurance Company

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                                   SCHEDULE B

                       NEW ENGLAND LIFE INSURANCE COMPANY

                                    CONTRACTS

1.       Contract Forms

NEV-2
NEV-4
NEV-5
NEV-6
NEV-7
NEV-8
NEV-9
NEV-12
NEV-14
NEV-16
NEV-17
NEV-18

2.       Group Variable Annuity Forms

Zenith Retirement Contract
Zenith Performer Contract
Capital Appreciation Contract
Regatta Q Contract


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